EXHIBIT 99.1

Complete Genomics Reports Third Quarter 2012 Results

MOUNTAIN VIEW, Calif., Nov. 9, 2012 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM), the whole human genome sequencing company, today announced financial results for its fiscal quarter ended September 30, 2012.

Third Quarter 2012 Results

  We delivered data for over 2,200 genomes, including approximately 200 non-revenue generating genomes for our cancer grant programs, our Wellderly study collaboration, and the 1000 Genomes Project.
  We recognized revenue for approximately 1,900 genomes.
  Revenue was $7.3 million, compared to $4.2 million in the third quarter of 2011.
  Costs and operating expenses were $24.6 million, compared to $25.0 million in the third quarter of 2011.
  Net loss was $18.0 million, compared to $21.6 million in the third quarter of 2011.

In the third quarter of 2012, we recorded $7.2 million in expenses related to costs of services, compared to $8.2 million in the third quarter of 2011. Research and development expenses were $8.9 million during the third quarter of 2012, compared to $9.5 million in the third quarter of 2011. Sales and marketing expenses were $3.7 million during the third quarter of 2012, compared to $3.5 million in the third quarter of 2011. General and administrative expenses were $4.7 million during the third quarter of 2012, compared to $3.8 million in the third quarter of 2011.

We ended the third quarter 2012 with $34.7 million in cash, cash equivalents, and short-term investments including $6.0 million received from a subsidiary of BGI-Shenzhen as part of the bridge financing related to the pending transaction with BGI-Shenzhen.

The company's backlog as of September 30, 2012 was approximately 3,800 revenue generating genomes, representing an aggregate revenue potential of approximately $18 million.

The company will not be hosting a conference call to discuss our financial results for the third quarter of 2012.

About Complete Genomics

Through its pioneering sequencing-as-a-service model, Complete Genomics provides the most accurate whole human genomes available today. The ease of use and power of Complete's advanced informatics and analysis systems provide genomic information needed to better understand the prevention, diagnosis, and treatment of diseases. Additional information can be found at http://www.completegenomics.com.

Caution Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding potential revenue from order backlog. These forward-looking statements are based on management's current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and these forward looking statements. These risk and uncertainties include, the ability of the Company to maintain customer relationships, the timing of sample arrivals from customers, delays in sequencing or customer acceptance of sequencing data, as well as other risks detailed in our most recent Annual Report on Form 10-K (filed with the SEC on March 9, 2012), our most recent Quarterly Report on Form 10-Q (filed with the SEC on August 9, 2012) and the Quarterly Report on Form 10-Q we expect to file with the SEC on or about November 9, 2012. We disclaim any obligation to update information contained in our forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$ 7,276	$ 4,177	$ 19,877	$ 16,875

Cost and expenses:
Cost of revenue	7,228	8,182	20,648	20,886
Research and development	8,867	9,546	26,506	24,382
Sales and marketing	3,678	3,455	13,573	9,293
General and administrative	4,675	3,810	12,392	10,058
Restructuring charges	144	--	1,640	--
Total cost and expenses	24,592	24,993	74,759	64,619

Loss from operations	(17,316)	(20,816)	(54,882)	(47,744)

Interest expense	(674)	(799)	(2,173)	(1,949)
Interest and other income (expense), net	1	9	7	(333)

Net loss	$ (17,989)	$ (21,606)	$ (57,048)	$ (50,026)
Net loss per share — basic and diluted	$ (0.52)	$ (0.65)	$ (1.68)	$ (1.72)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	34,334,730	33,076,940	33,966,760	29,135,162

Comprehensive loss	$ (17,989)	$ (21,606)	$ (57,048)	$ (50,026)

Complete Genomics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$ 34,715	$ 77,074
Investments	--	6,000
Accounts receivable, net	5,388	6,488
Inventory	6,764	4,121
Prepaid expenses	1,333	1,141
Other current assets	95	341
Total current assets	48,295	95,165
Property and equipment, net	31,393	33,592
Other assets	1,132	1,446
Total assets	$ 80,820	$ 130,203

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 4,974	$ 5,363
Accrued liabilities	5,980	5,400
Notes payable, current	19,436	7,099
Convertible notes payable	6,000	--
Deferred revenue	9,089	10,026
Total current liabilities	45,479	27,888
Notes payable, net of current	--	16,162
Deferred rent, net of current	2,899	3,539
Total liabilities	48,378	47,589

Stockholders' Equity
Preferred stock	--	--
Common stock	34	33
Additional paid-in capital	300,652	293,777
Accumulated deficit	(268,244)	(211,196)
Total stockholders' equity	32,442	82,614
Total liabilities and stockholders' equity	$ 80,820	$ 130,203
CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com